Results of Proxy Voting (Unaudited)

A special meeting of shareholders of the series of the Trust was held on April 20, 2015. The special meeting was held for the purpose of electing six
(6) Trustees to the Trust's Board of Trustees. Shareholders of all series of the Trust voted together on the proposal, and elected the following six
(6) Trustees at the special meeting:

George E. Borst

Jennifer Holden Dunbar

Douglas M. Hodge

Gary F. Kennedy

Peter B. McCarthy

Ronald C. Parker

The results of the proxy solicitation on the preceding matter were as follows:

PIMCO Variable Insurance Trust

Trustee Nominee           For             Withheld
George E. Borst           1,729,932,872   83,655,588
Jennifer Holden Dunbar    1,737,465,021   76,123,439
Douglas M. Hodge          1,733,328,427   80,260,033
Gary F. Kennedy           1,732,444,393   81,144,067
Peter B. McCarthy         1,735,058,546   78,529,914
Ronald C. Parker          1,734,950,803   78,637,657


Certain series of the Trust's shares were held by PIMCO-advised funds or accounts for which PIMCO had discretionary authority to vote proxies. Accordingly, PIMCO voted such shares in proportion to the votes of all other Trust shareholders voting on the proposal